TRANSFER AGENCY AND SERVICE AGREEMENT

This TRANSFER AGENCY AND SERVICE AGREEMENT (“TA Agreement”) is entered into on January 30, 2020 (the “Effective Date”) between DTAC LLC, a Delaware limited liability company with a place of business at 655 Montgomery Street, San Francisco, CA 94111 (“DTAC”), and Arca U.S. Treasury Fund with a place of business at the address listed on the Order Form (“Customer”). This TA Agreement includes and incorporates the above Order Form, as well as the attached General Terms and Conditions and any attached applicable Exhibits and contains, among other things, warranty disclaimers, liability limitations and use limitations. In the event of any conflicting or differing terms in the foregoing, the order of precedence will be first any exhibits expressly setting forth terms for any Services (as defined in Exhibit A), second the General Terms and Conditions, and third the Order Form. There shall be no force or effect to any different terms of any related purchase order or similar form even if signed by the parties after the date hereof.

WHEREAS, Customer is a Delaware statutory trust authorized to issue an unlimited number of uncertificated shares which it plans to issue as tokens on the Ethereum blockchain (“Shares”);

WHEREAS, Customer is a closed-end management investment company registered with the United States Securities and Exchange Commission (the “SEC”) under the 1940 Act;

WHEREAS, Customer desires to appoint DTAC as its sole transfer agent and registrar for the Shares, the administrator of any dividend reinvestment plan or direct stock purchase plan for Customer, and the processor of all payments received or made by Customer under this Agreement; and

WHEREAS, DTAC desire to accept such respective appointments and perform the services related to such appointments.

IN WITNESS WHEREOF, each of the parties hereto has caused this TA Agreement to be executed by one of its officers thereunto duly authorized, all as of the Effective Date.

DTAC LLC (DTAC) Arca U.S. Treasury Fund (Customer)

By: /s/ Alex Levine By: /s/ Philip Liu

Name: Alex Levine Name: Phil Liu

Title: President Title: Chairman and President

GENERAL TERMS AND CONDITIONS

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.           Appointment of Agent.

1.1.       Appointments. Customer hereby appoints DTAC to act as sole transfer agent and registrar for all Shares and as processor of all payments received or made by or on behalf of Customer in accordance with the terms and conditions hereof, and DTAC accepts the respective appointments.

1.2.       Documents. In connection with the appointments herein, Customer has provided or will provide the following appointment and corporate authority documents to DTAC:

(a)   Board resolution appointing DTAC as the transfer agent;

(b)   If applicable,

I.	[RESERVED];
II.	Board resolution and/or certificate of incumbency designating officers or other designated persons of Customer authorized to sign written instructions and requests in connection with this TA Agreement (each an “Authorized Person”).
III.	[RESERVED];

(c)   Representations from Customer addressed to DTAC stating that:

I.	Customer is duly organized, validly existing and in good standing under the laws of its state of organization which has authorized the use of blockchain technology for Customer’s shareholder records;
II.	All Shares issued and outstanding on the date hereof were issued as part of an offering that was registered under the 1933 Act and any other applicable federal or state statute or were exempt from such registration; and
III.	All Shares issued and outstanding on the date hereof are duly authorized, validly issued, fully paid and non-assessable;

(d)   A certificate of Customer as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares relating to the exercise of options;

(e)   A completed Internal Revenue Service Form 2678;

(f)    A completed Form W-8 or W-9, as applicable.

(g)   Customer’s Amended and Restated Declaration of Trust dated December 11, 2019 (the "Organizational Documents");

(h)   the Customer’s Registration Statement(s) on Form N-2 and all amendments thereto filed with the SEC pursuant to the 1933 Act, and the 1940 Act (the "Registration Statement");

(i)    the Customer’s notification of registration under the 1940 Act on Form N-8A as filed with the SEC;

(j)    the current Prospectus and Statement of Additional Information for Customer (collectively, as currently in effect and as amended or supplemented, the "Prospectus");

(k)   the current plan of distribution and other Plans;

(l)    Customer’s investment advisory agreement;

(m)  Customer’s underwriting agreement;

(n)   contact information for each of Customer’s service providers, including but not limited to, management company, custodian, independent auditors, legal counsel, underwriter and chief compliance officer; and

(o)   procedures adopted by Customer in accordance with Rule 17a-7 under the 1940 Act with respect to affiliated transactions.

In addition, prior to any future original issuance of Shares, any increase or decrease in the total number of Shares authorized to be issued, or the issuance of any additional Shares of the Fund pursuant to dividends, splits, recapitalizations, capital adjustments or similar transactions for which DTAC will act as transfer agent hereunder, Customer shall provide representations addressed to DTAC stating that such Shares (i) have been issued as part of an offering that was registered under the 1933 Act and any other applicable federal or state statute or were exempt from such registration, and (ii) are duly authorized, validly issued, fully paid, and non-assessable and shall deliver such documents, certificates, reports, and legal opinions as DTAC may reasonably request.

1.3.       Records. DTAC may adopt as part of its records all Shareholder lists, Share ledgers, records,

books, and documents provided to DTAC by Customer or any of its agents. DTAC shall keep records relating to the Services in the form and manner it deems advisable, but in any event consistent with the reasonable standards of the transfer agency industry. DTAC agrees that all such records prepared or maintained by it relating to the Services are the property of Customer and will be preserved, maintained, and made available in accordance with the requirements of law and DTAC’s records management policy and will be surrendered promptly to Customer in accordance with its request subject to applicable law and DTAC’s records management policy.

1.4.       Shares. Customer shall, if applicable, inform DTAC as soon as possible in advance as to: (a) the existence or termination of any restrictions on the transfer of Shares, the application to or removal from any Share of any legend restricting the transfer of such Shares (which may be subject, in the case of removal of any such legend, to delivery of such legal opinion in form and substance acceptable to DTAC), or the substitution for such Share of a Share without such legend; (b) any authorized but unissued Shares reserved for specific purposes; (c) any outstanding Shares which are exchangeable for Shares and the basis for exchange; (d) reserved Shares subject to option and the details of such reservation; (e) any Share split or Share dividend; (f) any other relevant event or special instructions which may affect the Shares; and (g) any bankruptcy, insolvency, or other proceeding regarding Customer affecting the enforcement of creditors’ rights.

1.5.       Smart Contract and Tokenized Shares. Customer shall deliver or cause to be delivered to DTAC the smart contract approved by Customer for use of tokenizing and managing its tokenized Shares. Customer shall update or cause the smart contract to be updated at DTAC’s request to comply with applicable law or delegate such administrative authority to DTAC. The tokenized shares shall represent uncertificated book-entry Shares recorded by DTAC. In the event of conflict between the tokenized shares and DTAC’s records, DTAC shall update the tokenized share records and smart contact as necessary. Shares that are held in un-certificated book-entry tokenized form have the same rights and privileges as those held in certificate form, but the added convenience of electronic transactions on the blockchain, as well as reducing risks and costs required to store, manage, process, and replace lost or stolen securities certificates.

1.6.       [RESERVED]

1.7.       Customer Responsibility. Customer shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as DTAC may reasonably require in order to carry out or perform its obligations under this TA Agreement.

1.8.       Scope of Agency.

(a)        DTAC shall act solely as agent for Customer under this TA Agreement and owes no duties hereunder to any other person. DTAC undertakes to perform the duties and only the duties that are specifically set forth in this TA Agreement, and no implied covenants or obligations shall be read into this TA Agreement against DTAC.

(b)        Reliance. DTAC may rely upon, shall be protected in acting or refraining from acting in good faith reliance upon, and Customer shall hold DTAC harmless for relying upon, (i) any communication from (1) Customer, (2) Customer’s officers, independent auditors or legal counsel, (3) any predecessor transfer agent prior to DTAC or co-transfer agent or (4) any registrar (other than DTAC), predecessor registrar or co-registrar; (ii) any instruction, notice, request, direction, consent, report, certificate, opinion, or other instrument, paper, document, or electronic transmission believed in good faith by DTAC to be genuine and to have been signed or given by the proper party or parties; (iii) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (iv) any electronic instructions received through Direct Registration System/Profile of DTC or otherwise received electronically. In addition, DTAC is authorized to refuse to make any transfer that it determines in good faith not to be in good order. DTAC shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral, or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which DTAC has a reasonable basis to believe is genuine.

(c)       From time to time, Customer may provide DTAC with instructions concerning the Services. Further, DTAC may apply to any Authorized Person for instruction, and may consult with legal counsel for DTAC or Customer with respect to any matter arising in connection with the Services. DTAC and its agents and subcontractors shall not be liable and shall be indemnified by Customer under Section 7.2 of this TA Agreement for any action taken or omitted by DTAC in good faith

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reliance upon any Customer instructions or upon the advice or opinion of such counsel. Customer shall promptly provide DTAC with an updated board resolution and/or certificate of incumbency regarding any change of authority for any Authorized Person. DTAC shall not be held to have notice of any change of authority of any Authorized Person, until receipt of written notice thereof from Customer.

(d) Compliance with Laws. DTAC is obligated and agrees to comply with all applicable U.S. federal, state, and local laws and regulations, codes, orders, and government rules in the performance of its duties under this TA Agreement. For avoidance of doubt, DTAC is not responsible for compliance with any laws and regulations, codes, orders and government rules of non-U.S. jurisdictions.

2.     Standard Transfer agent Services.

2.1.         Share Services. DTAC shall perform the Services set forth in the Transfer Agency Services (“Services Exhibit”) attached hereto as Exhibit B and incorporated herein. Further, DTAC shall issue and record Shares as authorized, hold Shares in the appropriate Account, and effect transfers of Shares upon receipt of appropriate documentation.

2.2.         [RESERVED]

2.3.         Software and Internet Services. Customer shall make available its websites to DTAC and Shareholders powered by DTAC affiliates (including but not limited to TokenSoft Inc) on behalf of Customer to access certain Account and Shareholder information, and certain transaction capabilities. Customer shall provide DTAC with administrative access to such website and make any updates to such website for the purposes of providing the Services under this TA Agreement. Additionally, DTAC shall have the option to make available to Customer and Shareholders, through DTAC’s or its affiliates website (“Website”), online access to certain Account and Shareholder information and certain transaction capabilities (“Software Services”), subject to the Website’s security procedures and the terms and conditions set forth herein and on the Website. The Software Services “as is,” on an “as available” basis, and hereby specifically disclaims any and all representations or warranties, express or implied, regarding such Software Services, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance.

2.4.         Proprietary Information. Customer agrees that the databases, programs, screen and report formats, interactive design techniques, Software Services, software (including methods or concepts used therein, source code, object code, or related technical information), and documentation manuals furnished to Customer by DTAC as part of the Services are under the control and ownership of DTAC or its affiliates and constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”). Shareholder Data is not Proprietary Information. Customer agrees that Proprietary Information is of substantial value to DTAC or its affiliates and will treat all Proprietary Information as confidential in accordance with Section 8 of this TA Agreement. Customer shall take reasonable efforts to advise its relevant employees and agents of its obligations pursuant to this Section 2.4.

2.5.         Third Party Content. DTAC may provide real-time or delayed quotations and other market information and messages including but not limited to data relating to the Shares smart contract, tokenized Shares, and state of the Ethereum blockchain (collectively “Third-Party Data”), which Third-Party Data is supplied to DTAC by third parties with a proprietary interest in Third-Party Data disseminated by them, not in the control of DTAC, and do not include any guarantees the timeliness, sequence, accuracy, or completeness thereof. Customer agrees and acknowledges that DTAC shall not be liable in any way for any loss or damage arising from or occasioned by any inaccuracy, error, delay in, omission of, or interruption in any Third-Party Data or the transmission thereof.

2.6.         Lost Shareholders; In-Depth Shareholder Search.

(a)           DTAC shall conduct such database searches to locate lost Shareholders as are required by Rule 17Ad-17 under the 1934 Act.  If a new address is so obtained in a database search for a lost Shareholder, DTAC shall conduct a verification mailing and update its records for such Shareholder accordingly.

(b)           DTAC may facilitate the performance of a more in-depth search for the purpose of (i) locating lost Shareholders for whom a new address is not obtained in accordance with clause (a) above, (ii) identifying Shareholders who are deceased (or locating the deceased Shareholder’s estate representative, heirs or other party entitled to act with respect to such Shareholder’s account (“Authorized Representative”)), and (iii) locating Shareholders whose accounts contain an uncashed check older than 180 days and who have already received the required unresponsive payee notification under Rule 17Ad-17, in each case using the services of a

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locating service provider selected by DTAC (“Service Provider”), which Service Provider may be an affiliate of DTAC.  Such Service Provider may compensate DTAC for processing and other services that DTAC provides in connection with such in-depth search, including providing DTAC a portion of its service fees.

(c)           Upon locating any Shareholder (or such Shareholder’s Authorized Representative) pursuant to clause (b) above, the Service Provider shall clearly identify to such Shareholder (or such Shareholder’s Authorized Representative) all assets held in such Shareholder’s account.  Such Service Provider shall inform any such located Shareholders (or such Shareholder’s Authorized Representative) that such Shareholder (or such Shareholder’s Authorized Representative) may choose either (i) to contact DTAC directly to obtain the assets in such account, at no charge other than any applicable fees to replace tokenized Shares, or (ii) to use the services of such Service Provider for a processing fee, which may not exceed 20% of the asset value of such Shareholder’s property where the registered Shareholder is living, deceased, or not a natural person; provided that in no case shall such fee exceed the maximum statutory fee permitted by the applicable state jurisdiction.  If Customer selects a locating service provider other than one selected by DTAC, then DTAC shall not be responsible for the terms of any agreement between such provider and Customer and additional fees may apply.

(d)           Pursuant to Section 1.8(c) of this TA Agreement, Customer hereby authorizes and instructs DTAC to provide to Service Provider:

(i)            aggregate Shareholder Data including number of projected eligible accounts, value of projected eligible accounts (includes sum of outstanding checks and value of shares) in order for the Service Provider to determine the feasibility of providing in-depth search services;

(ii)           upon determination by the Service Provider that an in-depth Shareholder location program will be implemented and after notification of implementation to Customer by DTAC (including by e-mail):

(1)           a complete Shareholder file (from which the Service Provider will eliminate those accounts for which a search is still required by Rule 17Ad-17 promulgated under the 1934 Act), and

(2)           preliminary escheatment files (used to block accounts that may not be serviced under the program based on state unclaimed property laws); and

(iii)          view-only access (during the time a program is in place) to Shareholder Data for the limited purposes of verifying Account information and reconcilement for program eligible Accounts.

2.7       ADDITIONAL SERVICES. To the extent that Customer elects to engage any entity other than DTAC (“Vendor”) to provide any additional services (e.g., plans, restricted stock, corporate actions, etc.), Customer shall give DTAC or its affiliates an opportunity to bid on such services upon the same terms and conditions as Vendor.

3.     PLAN SERVICES.

3.1.   DTAC shall perform all services under the Plans, as the administrator of such Plans, with the exception of any payment processing which DTAC may elect to contract with a third-party service provider to provide or require Customer to contract directly with such provider, and certain other services that DTAC may subcontract to third-parties as permitted by applicable law.

3.2.   [RESERVED].

3.3.   DTAC shall act as agent for Shareholders pursuant to the Plans in accordance with the terms and conditions of such Plans.

4.     Dividend Services.

4.1. Dividends and Distributions.

(a) When a dividend or distribution has been declared by the Board, an Authorized Person shall provide DTAC with notice of: the date of the declaration of a dividend or distribution; the date of accrual or payment thereof; the record date as of which Shareholders entitled to payment or accrual shall be determined; the amount per Share of such dividend or distribution; the payment date on which all previously accrued and unpaid dividends are to be paid; and the total amount, if any, payable to DTAC on such payment date.

(b)        In connection with a reinvestment of a dividend or distribution in Shares of the Customer, DTAC shall cause to be issued Shares of the Customer based on the NAV per Share of the Customer specified in a communication received from or on behalf of the Customer on such the date of reinvestment.

(c)        Upon the mail date specified, the Customer shall, in the case of a cash dividend or distribution, cause its custodian to deposit in an

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account in the name of DTAC on behalf of the Customer, an amount of cash sufficient for DTAC to make the payment to the Shareholders who were of record on the record date. DTAC will, upon receipt of any such cash, make payment of such cash dividends or distributions to the Shareholders as of the record date. DTAC shall not be liable for any improper payments made in accordance with the notice described in paragraph 4.1(a). If DTAC does not receive from the Customer’s custodian sufficient cash to make payments of any cash dividend or distribution to all Shareholders as of the record date, DTAC shall, upon notifying Customer, withhold payment to such Shareholders until sufficient cash is provided to DTAC.

(d)       It is understood that DTAC in its capacity as transfer agent and dividend disbursing agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due to the Shareholders pursuant to the terms of this Agreement.

4.2.         Tax Withholding.  Customer or its paying agent shall be solely responsible for deducting from all payments of sales proceeds and of dividends declared by Customer and disbursed by Customer or its paying agent to Shareholders, if applicable, the tax required to be withheld pursuant to Sections 1441, 1442, 1445, 1471 through 1474, and 3406 of the Internal Revenue Code of 1986, as amended, or by any federal or state statutes subsequently enacted, and to make the necessary returns and payment of such tax to the relevant taxing authority.  Customer will provide any reporting instructions to DTAC from time to time as relevant, and upon request of DTAC.

4.3.         Stop Payments. Customer hereby authorizes DTAC to stop payment of checks issued in payment of sales proceeds and of dividends, if applicable, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or, through no fault of theirs, are otherwise beyond their control and cannot be produced by them for presentation and collection, and DTAC shall issue and deliver duplicate checks in replacement thereof, and Customer shall indemnify DTAC against any loss or damage resulting from reissuance of the checks.

4.4.         Plan Payments. If applicable, Customer hereby authorizes DTAC to receive all payments made to Customer (i.e., optional cash purchases) under the Plans and make all payments required to be made under such Plans, including all payments required to be made to Customer. For optional cash purchases, in the event funds are unavailable for any reason (including, without limitation, due to a rejection or reversal of the payment), DTAC shall sell the Shares purchased and any gain thereon shall accrue to DTAC.

4.5.         Bank Accounts. All funds received by DTAC under this Agreement that are to be distributed or applied by DTAC in the performance of Services (the “Funds”) shall be held by DTAC as agent for Customer and deposited in one or more bank accounts established by DTAC in its own name for the benefit of Customer or for the benefit all of DTAC’s customers at third party financial institutions. Until paid pursuant to this Agreement, DTAC may hold or invest the Funds through such accounts in: (a) obligations of, or guaranteed by, the United States of America; (b) commercial paper obligations rated A-1 or P-1 or better by Standard & Poor's Corporation (“S&P”) or Moody's Investors Service, Inc. (“Moody’s”), respectively; (c) AAA rated money market funds that comply with Rule 2a-7 of the 1940 Act; or (d) demand deposit accounts, short term certificates of deposit, bank repurchase agreements or bankers’ acceptances, of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.).  DTAC shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by DTAC in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party.  DTAC may from time to time receive interest, dividends or other earnings in connection with such deposits or investments.  DTAC shall not be obligated to pay such interest, dividends or earnings to Customer, any Shareholder or any other party.

5.     Fees and Expenses.

5.1.         Fees and Expenses. Customer agrees to pay DTAC the fees and expenses for Services performed pursuant to this TA Agreement as set forth in the Order Form, Services Exhibit, and other exhibits. DTAC reserves the right to change the fees or applicable charges and to institute new fees at the end of the Initial Service Term or then current renewal Term, upon thirty (30) days prior notice to Customer (which may be sent by email). Additionally, DTAC reserves the right to charge fees to Shareholders or prospective Shareholders.

5.2.         Out-of-Balance Conditions. If any out-of-balance condition caused by Customer or any of its prior agents arises during any Term of this TA

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Agreement, Customer will, promptly upon DTAC’s request, provide DTAC with funds or Shares sufficient to resolve the out-of-balance condition.

5.3.         Invoices. Unless detailed otherwise in the Order Form, Customer agrees to pay all fees and expenses within thirty (30) days of the date of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such dispute, Customer must promptly notify DTAC of such dispute and may only withhold that portion of the fee or expense subject to such dispute. Customer shall settle such disputed amounts within five (5) business days of the date on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

5.4.         Late Payments.

(a)           If any undisputed amount in an invoice of DTAC is not paid within ten (10) days after the date of such invoice, DTAC may charge Customer $250 late fee plus interest thereon (from the due date to the date of payment) at a monthly rate equal to one and a half percent (1.5%) on any outstanding balance, or the maximum permitted by law, whichever is lower, plus all expenses of collection and may result in termination of the Service or Agreement as detailed below.

(b)           The failure by Customer to (i) pay the undisputed portion of an invoice within sixty (60) days after the date of such invoice or (ii) timely pay the undisputed portions of two consecutive invoices shall constitute a material breach of this TA Agreement by Customer. Notwithstanding terms to the contrary in Section 9.2 below, DTAC may terminate this TA Agreement for such material breach immediately and shall not be obligated to provide Customer with 30 days to cure such breach.

5.5.         Transaction Taxes. Customer is responsible for all taxes, levies, duties, and assessments levied on Services purchased under this TA Agreement (collectively, “Transaction Taxes”).  Unless Customer uses a paying agent, DTAC is responsible for collecting and remitting Transaction Taxes in all jurisdictions in which DTAC is registered to collect such Transaction Taxes.  DTAC shall invoice Customer for such Transaction Taxes that DTAC is obligated to collect upon the furnishing of Services.  Customer shall pay such Transaction Taxes according to the terms in Section 5.3.  DTAC shall timely remit to the appropriate governmental authorities all such Transaction Taxes that DTAC collects from Customer.  To the extent that Customer provides DTAC with valid exemption certificates, direct pay permits, or other documentation that exempts DTAC from collecting Transaction Taxes from Customer, invoices issued for Services provided after DTAC’s receipt of such certificates, permits, or other documentation will not reflect exempted Transaction Taxes.  Except as detailed above, Customer shall be responsible for all taxes associated with Services unless taxes relate to DTAC’s net income or gross revenues related to Services.

6.     Representations and Warranties.

6.1.         DTAC. DTAC represents and warrants to Customer that:

(a)           Governance. DTAC is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full power, authority and legal right to execute, deliver, and perform this TA Agreement; and

(b)           Compliance with Laws. The execution, delivery, and performance of this TA Agreement by DTAC has been duly authorized by all necessary action, constitutes a legal, valid, and binding obligation of DTAC enforceable against DTAC in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition, or provision of (i) any existing law, ordinance, or governmental rule or regulation to which DTAC is subject, (ii) any judgment, order, writ, injunction, decree, or award of any court, arbitrator, or governmental or regulatory official, body, or authority applicable to DTAC, (iii) DTAC’s incorporation documents or by-laws, or (iv) any material agreement to which DTAC is a party.

6.2.         Customer. Customer represents and warrants to DTAC that:

(a)           Governance. It is a corporation duly organized, validly existing and in good standing under the laws of the state detailed in the whereas preambles, and it has full power, authority and legal right to enter into and perform this TA Agreement;

(b)           Compliance with Laws. The execution, delivery, and performance of this TA Agreement by Customer has been duly authorized by all necessary action, constitutes a legal, valid, and binding obligation of Customer enforceable against Customer in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with, or result in the breach of any material term, condition, or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Customer is subject, (ii) any judgment, order, writ, injunction, decree, or award of any court, arbitrator or governmental or regulatory official, body, or authority

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applicable to Customer, (iii) Customer’s incorporation documents or by-laws, (iv) any material agreement to which Customer is a party, or (v) any applicable stock exchange rules, and, further, it is conducting (and will conduct) its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all material regulatory approvals necessary to carry on its business as now conducted;

(c)           Securities Laws. Registration statements under the 1933 Act and the 1934 Act have been filed and are currently effective, or will be effective prior to the sale of any Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all Shares being offered for sale except for any Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act, 1934 Act, and state securities laws; Customer will immediately notify DTAC of any information to the contrary;

(d)           Shares. The Shares issued and outstanding on the date hereof are duly authorized, validly issued, fully paid and non-assessable; and any Shares to be issued hereafter, when issued, will be duly authorized, validly issued, fully paid and non-assessable; and

(e)           It is duly registered as a closed-end investment company under the 1940 Act.

7.     Indemnification and Limitation of Liability.

7.1.         Liability. DTAC shall be liable for any loss or damage resulting from DTAC’s gross negligence, bad faith or willful misconduct; provided that any liability of DTAC will be limited in the aggregate to the ongoing account management fees paid hereunder by Customer to DTAC during the twelve (12) months immediately preceding the event for which recovery from DTAC is being sought.

7.2.         Indemnity.

7.2.1.	Customer shall indemnify and hold DTAC harmless from and against, and DTAC shall not be responsible for, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses, and liability (collectively, “Losses”) arising out of or attributable to DTAC’s duties under this TA Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Loss or enforcing this TA Agreement, except for any liability of DTAC as set forth in Section 7.1 above.
7.2.2.	DTAC shall indemnify and hold Customer harmless from and against, and Customer shall not be responsible for, any and all Losses arising out of or attributable to Customer’s duties under this TA Agreement, including the reasonable costs and expenses of defending itself against any Loss or enforcing this TA Agreement, unless any such Losses are the result of Customer’s gross negligence, bad faith or willful misconduct.

7.3.         Notwithstanding anything in this TA Agreement to the contrary, neither party shall be liable to the other for any transaction or trading losses, incidental, indirect, special, or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this TA Agreement even if apprised of the possibility of such damages.

8.	Confidentiality.

8.1.         Use and Disclosure. All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party's prior consent. However, each party may disclose relevant aspects of the other party's Confidential Information to its officers, affiliates, agents, subcontractors, and employees to the extent reasonably necessary to perform its duties and obligations under this TA Agreement and such disclosure is not prohibited by applicable law. Without limiting the foregoing, each party will implement physical and other security measures and controls designed to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this TA Agreement to an agent or other subcontractor, the party agrees to ensure that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 8. Notwithstanding the above, DTAC may disclose Confidential Information to its affiliates in order to comply with this Agreement.

8.2.         Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than

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requests to DTAC for Shareholder records pursuant to subpoenas from state or federal government authorities (e.g., probate, divorce, and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

8.3.         Unauthorized Disclosure. As may be required by law and without limiting any party's rights in respect of a breach of this Section 8, each party will promptly:

(a)           notify the other party in writing of any unauthorized possession, use, or disclosure of the other party's Confidential Information by any person or entity that may become known to such party;

(b)           furnish to the other party full details of the unauthorized possession, use or disclosure; and

(c)           use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

8.4.         Costs. Each party will bear the costs it incurs as a result of compliance with this Section 8.

9.	Term and Termination.

9.1.         Term. The initial term of this TA Agreement shall be term set in the Order Form from the Effective Date (“Initial Term”) unless terminated pursuant to the provisions of this Section 9. This TA Agreement will renew automatically from year to year (each a “Renewal Term” and collectively with the Initial Service Term, the “Term”), unless a terminating party gives written notice to the other party not less than sixty (60) days before the expiration of the Initial Term or Renewal Term, whichever is in effect.

9.2.         Termination for Cause. This TA Agreement may be terminated at any time by any party (i) upon a material breach of a representation, covenant or term of this TA Agreement by the other party which is not cured within thirty (30) days after receipt of written notice thereof from the terminating party or (ii) if any proceeding in bankruptcy, reorganization, receivership, or insolvency is commenced by or against any other party, such other party shall become insolvent or shall cease paying its obligations as they become due or such other party shall make any assignment for the benefit of its creditors.

9.3.         Fees and Expenses; Transitions. Upon termination or expiration of this TA Agreement for any reason, Customer shall pay to DTAC on or before the effective date of such termination or expiration (a) all fees and expenses due and payable to DTAC up to and including the date of such termination or expiration, and (b) in connection with the movement of records, materials, and services to Customer or the successor agent, (i) all reasonable expenses and (ii) a conversion fee in an amount equal to 15% of the aggregate fees (not including expenses) incurred by Customer during the immediately preceding twelve (12) month period; provided, however, the fee under this Section 9.3(b)(ii) shall in no event be less than $5,000.00.

9.4.         Early Termination. Notwithstanding anything in this TA Agreement to the contrary, if this TA Agreement is terminated prior to the expiration of the then-current Term (a) by Customer for any reason other than pursuant to Section 9.2 above, including but not limited to, Customer’s liquidation, acquisition, merger or restructuring, or (b) by DTAC pursuant to Section 9.2 above, then, in addition to the payments required in Section 9.3 above, Customer shall pay to DTAC all fees accelerated through the end of, and including all months that would have remained in, the then-current Term at the time of termination. Such fees will be calculated using the rates, volumes, and Services in effect as of the termination date.

10.	SUBCONTRACTORS AND UNAFFILIATED THIRD PARTIES.

10.1.      Subcontractors. DTAC may, without further consent of Customer, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g., lost shareholder searches, escheatment, telephone and mailing services); provided, however, that DTAC shall be as fully responsible to Customer for the acts and omissions of any subcontractor as it is for its own acts and omissions under this TA Agreement.

10.2.      Unaffiliated Third Parties. Nothing herein shall impose any duty upon DTAC in connection with or make DTAC liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Section 10.1 of this TA Agreement) such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies,

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provided, if DTAC selected such company, DTAC exercised due care in selecting the same.

11.	Miscellaneous.

11.1.      Notices. All notices under this TA Agreement will be in writing and will be deemed to have been duly given when received, if personally delivered; if delivered electronically upon 24 hours of being transmitted via e-mail; the day after it is sent, if sent for next day delivery by recognized overnight delivery service; and upon receipt, if sent by certified or registered mail, return receipt requested to the following addresses:

If to Customer:	The address or email listed on the Order Form.
If to DTAC:	DTAC LLC 655 Montgomery St., Floor 7 San Francisco, CA 94111 legal@digitaltransferagent.com

11.2.      No Expenditure of Customers. No provision of this TA Agreement shall require DTAC to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

11.3.      Assignment. Neither this TA Agreement nor any rights or obligations hereunder may be assigned by Customer or DTAC without the written consent of the other, such consent not to be unreasonably withheld; provided, however, that DTAC may, without further consent of Customer, assign any of its rights and obligations hereunder to any affiliated transfer agent registered under Rule 17Ac2-1 promulgated under the 1934 Act.

11.4.      Successors. All the covenants and provisions of this TA Agreement by or for the benefit of Customer or DTAC shall bind and inure to the benefit of their respective successors and assigns hereunder.

11.5.      Amendments. This TA Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized by a resolution of the Board of Directors of Customer.

11.6.      Severability. If any term, provision, covenant or restriction of this TA Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this TA Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

11.7.      Governing Law; Jurisdiction. This TA Agreement shall be governed by the laws of the State of California, without regard to principles of conflicts of law. The parties irrevocably (a) submit to the non-exclusive jurisdiction of any California State court sitting in San Francisco or the United States District Court for the Northern District of California in any action or proceeding arising out of or relating to this TA Agreement, (b) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (c) waive all right to trial by jury in any action, proceeding, or counterclaim arising out of this TA Agreement or the transactions contemplated hereby. DTAC shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof. DTAC may consult with foreign counsel, at Customer’s expense, to resolve any foreign law issues that may arise as a result of Customer or any other party being subject to the laws or regulations of any foreign jurisdiction.

11.8.      Force Majeure. Notwithstanding anything to the contrary contained herein, DTAC shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, blockchain forks, interruptions, disruptions of blockchain or smart-contract-related failures, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

11.9.      Third Party Beneficiaries. The provisions of this TA Agreement are intended to benefit only DTAC, Customer, and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this TA Agreement, and there are no third-party beneficiaries hereof.

11.10.    Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, compensation, and expenses and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this TA Agreement.

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11.11.    Merger of Agreement. This TA Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

11.12.    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this TA Agreement. In the event any ambiguity or question of intent or interpretation arises, this TA Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this TA Agreement.

11.13.    Descriptive Headings. Descriptive headings contained in this TA Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

11.14.    Counterparts. This TA Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this TA Agreement executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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Exhibit A

DEFINITIONS

Certain Definitions.

1)    “1933 Act” means the Securities Act of 1933, as amended.

2)    “1934 Act” means the Securities Exchange Act of 1934, as amended.

3)    “1940 Act” means the Investment Company Act of 1940, as amended (“1940 Act”);

4)    “Account” means the account of each Shareholder which reflects any full or fractional Shares held by such Shareholder, outstanding funds, or reportable tax information.

5)    “DSPP” means direct stock purchase plan.

6)    "TA Agreement" means this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications which may from time to time be executed.

7)    “Confidential Information” means any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, Shareholder Data (including any non-public information of such Shareholder), Proprietary Information, and the terms and conditions (but not the existence) of this TA Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the Term of this TA Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

8)    “Plans” means any dividend reinvestment plan or other investment programs administered by paying agent for Customer relating to the Shares, whether as of the Effective Date or at any time during the Term of this TA Agreement.

9)    “Services” means all services performed or made available by DTAC pursuant to this TA Agreement as further detailed in Exhibit B.

10)  “Share” means Customer's uncertificated common shares, zero par value per share, and other classes of Customer’s shares as may be designated by Customer in writing from time-to-time and which DTAC agrees to service under this TA Agreement.

11)  “Shareholder” or “User” means a holder of record of Shares.

12)  “Shareholder Data” or “User Data” means all information maintained on the records database of DTAC concerning Shareholders.

EXHIBIT B

Transfer Agency Services

DTAC shall provide the following services subject to, and in compliance with the objectives, policies and limitations set forth in the Customer’s Registration Statement, the Customer’s Organizational Documents, applicable laws and regulations, and resolutions and policies established by the Customer’s Board:

1)	Provide the Services of a transfer agent and, as relevant, agent in connection with any Plans that are customary for closed-end management investment companies including:

a.	maintaining all shareholder accounts;
b.	preparing shareholder meeting lists;
c.	preparing and certifying direct shareholder lists in conjunction with proxy solicitations;
d.	preparing periodic mailing of year-end tax and statement information;
e.	delivering shareholder reports and prospectuses to current shareholders;
f.	delivering prospectuses of new direct shareholders following their initial purchase of shares;
g.	preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for shareholders;
h.	preparing and delivering confirmation forms and statements of account to shareholders for all purchases and redemptions of Shares and other confirmable transactions in shareholder accounts; and
i.	providing account information in response to inquiries from shareholders.

2)	Receiving for acceptance, orders for the purchase of Shares, and promptly delivering payment and appropriate documentation therefore to the custodian of the Customer authorized by the Board (the “Custodian”);

3)	Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

4)	Receiving for acceptance, redemption requests and redemption directions and delivering the appropriate documentation therefore to the Custodian;

5)	As and when the Customer receives monies paid to it by the Custodian with respect to any redemption, paying over or cause to be paid over the redemption proceeds as required by the Prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming shareholders;

6)	Effecting transfers of Shares upon receipt of appropriate instructions from Shareholders;

7)	Monitoring and making appropriate filings with respect to the escheatment laws of the various states and territories of the United States;

8)	Preparing and transmitting to shareholders (or crediting to the appropriate shareholder accounts) payments for all distributions and dividends declared by the Customer with respect to Shares;

9)	Receiving from shareholders and/or debiting shareholder accounts for sales commissions, including contingent deferred, deferred and other sales charges, and service fees (i.e., wire redemption charges) and prepare and transmit payments to underwriters, selected dealers and others for commissions and service fees received and provide necessary tracking reports to the Customer and/or the Customer’s principal underwriter;

10)	Recording the issuance of Shares of a Shareholder and maintaining pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Customer which are authorized, based upon data provided to it by the Customer, issued and outstanding; and

11)	Providing the Customer on a regular basis with Customer’s total number of Shares that are issued and outstanding.

Issuance of Shares.

DTAC, in its capacity as transfer agent, shall make original issues of Shares of Customer in accordance with the Customer’s Prospectus, only upon receipt of:

a.	instructions requesting the issuance,
b.	a copy of a resolution of the Board authorizing the issuance, and
c.	necessary funds for the payment of any original issue tax applicable to such Shares.

The responsibility of DTAC for Customer’s state registration status is solely limited to the reporting of transactions to the Customer, and DTAC shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Customer, its distributor or other agent.

Transfer of Shares.

Transfers of Shares of Customer shall be registered on the shareholder records maintained by DTAC. In registering transfers of Shares, DTAC may rely upon the Uniform Commercial Code as in effect in the State of Delaware or any other statutes that, in the opinion of DTAC’s legal counsel, protect DTAC and the Customer from liability arising from:

a.	not requiring complete documentation;
b.	registering a transfer without an adverse claim inquiry;
c.	delaying registration for purposes of such inquiry; or
d.	refusing registration whenever an adverse claim requires such refusal.

As transfer agent, DTAC will be responsible for delivery to the transferor and transferee of such documentation as is required by the Uniform Commercial Code.

Purchase Orders.

Shares shall be issued in accordance with the terms of the Prospectus after DTAC or its agent receives either:

a.	an instruction directing investment in Customer and confirmation of payment receipt by Customer or custodian; or
b.	the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

Distribution Eligibility.

Shares issued in Customer after receipt of a completed purchase order shall be eligible to receive distributions of the Customer at the time specified in the prospectus pursuant to which the Shares are offered.

Lost Shareholders.

DTAC shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 (the “Lost Shareholder Rules”) under the 1934 Act, including, but not limited to, those set forth below. DTAC may, in its sole discretion, use the services of a third party to perform some of or all such services.

a.	documentation of search policies and procedures;
b.	execution of required searches;
c.	tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and
d.	preparation and submission of data required under the Lost Shareholder Rules.

Anti-Money Laundering (“AML”) Delegation.

The Customer hereby delegates to DTAC certain AML duties under this Agreement, as permitted by law and in accordance with the Customer’s Anti-Money Laundering Policies and Procedures as may be amended from time to time. Such duties delegated to DTAC include procedures reasonably designed to prevent and detect money laundering activities and to ensure that Customer can have a reasonable belief that it knows the identity of each person or entity opening an account with the Customer. DTAC’s procedures will include, as appropriate, procedures to assist the Customer(s) to:

•	detect and report suspicious activities;
•	comply with “know your customer” requirements;
•	monitor high-risk accounts; and
•	maintain required records.

DTAC shall provide for proper supervision and training of its personnel. With respect to assisting the Customer with its Customer Identification Program (“CIP”) designed to ensure the identity of any person opening a new

Account with a prospective shareholder (“Prospect”), DTAC will assist the Customer(s) through the use of the following:

•	risk-based procedures to verify the identity of each Customer to the extent reasonable and practicable, such that the Customer may have a reasonable belief that it knows the true identity of each Customer;
•	before opening an account, obtain a Prospect’s name, date of birth (for an individual), address, and identification number (tax identification number, passport number and country of issuance, or other document evidencing nationality or residents and bearing a photograph or other safeguards);
•	procedures to verify the identity of a Prospect within a reasonable time after the account is opened;
•	procedures for maintenance of records relating to Customer identification and supporting the verification; and
•	procedures to determine whether the Customer’s name appears on any list of known or suspected terrorists or terrorist organizations issued by any federal government agency and designated as such by the Department of the Treasury in consultation with the federal functional regulators, within a reasonable period of time after the account is opened.

For purposes of verifying the identity of a Prospect, DTAC may rely on documents, so long as, based on that information, DTAC can form a reasonable belief that it knows the identity of the Customer, including:

•	an individual’s unexpired government-issued identification evidencing nationality or residence and bearing a photograph or similar safeguard, (such as a driver’s license or passport); or
•	documents showing the existence of an entity, such as articles of incorporation, a government-issued business license, a partnership agreement, or trust instrument.

To the extent that the Customer’s identity cannot be verified by relying on documents, other methods may be used by DTAC, including, (i) contacting a Prospect; (ii) independently verifying the Customer’s identity through the comparison of information provided by the Customer with information obtained from a consumer reporting agency, public database, or other source; (iii) checking references with other financial institutions; and (iv) obtaining a financial statement.

In the event that DTAC is not able to verify the identity of a Prospect sufficiently that it can form a reasonable belief that it knows the true identity of a Prospect, then DTAC may, as appropriate:

•	not open an Account for the Prospect;
•	apply limited terms under which a Prospect may use an account until the Prospect’s identity is verified;
•	close an Account, after attempts to verify a Prospect’s identity have failed; or
•	assist the Customer in filing a Suspicious Activity Report in accordance with applicable law and regulation, regarding the Prospect.

Each Customer represents and agrees that it will provide Customers with adequate notice that the Customer is requesting information to verify their identities. The notice will be included in the application or the prospectus, or a document accompanying the application or prospectus provided it is reasonably designed to ensure that the customer views or otherwise receives the notice before opening the account.

In consideration of the performance of the duties by DTAC pursuant to this Section, the Customer agrees to pay DTAC for the reasonable administrative expenses that may be associated with such additional duties.

Anti-Identity Theft Delegation.

To the extent that a Shareholder has covered Accounts that allow redemption proceeds to go to third parties, DTAC will assume Anti-Identity Theft monitoring duties for the Customer under this

Agreement, pursuant to legal requirements. Any out of pocket expenses occurred in this regard are due and payable by the Customer.

Rule 22c-2 Compliance.

Rule 22c-2 under the 1940 Act requires that a fund’s principal underwriter or transfer agent enter into a shareholder information agreement with any financial intermediary or its agent where it, through itself or its agent, purchases or redeems shares directly from a fund, its principal underwriter or transfer agent, or through a registered clearing agency. The Customer shall ensure that its principal underwriter enters into such agreements, which permits DTAC as transfer agent to request information from such financial intermediaries to ensure that the Customer’s procedures are being followed with respect to market timing and, where applicable, early redemption fees. The Customer’s procedures in this regard would trigger the information requests, under certain conditions, with respect to said financial intermediaries’ omnibus accounts in the respective Customer.

Processing through the National Securities Clearing Corporation (the “NSCC”).

If applicable, DTAC will: (i) process accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Customer), in accordance with, instructions transmitted to and received by DTAC by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by DTAC; (ii) issue instructions to Customer’s custodian for the settlement of transactions between the Customer and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Customer’s records on an appropriate computer system in accordance with NSCC’s Networking and Customer/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts through Networking.

Transfer Agency Records.

DTAC shall maintain the following shareholder account information:

  name, address and United States Tax Identification or Social Security number;
  number of Shares held;
  historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account (as reported by the paying agent or Customer);
  any stop or restraining order placed against a shareholder’s account;
  any correspondence relating to the current maintenance of a shareholder’s account;
  information with respect to withholdings; and
  any information required in order for DTAC to perform any calculations by this Agreement.

DTAC may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Transfer Agency Services. Any modification of the Transfer Agency Services provided by DTAC as set forth in this Exhibit will be effective upon providing Customer three (3) business days’ notice.